Exhibit 10.5

CONTRACT FOR SERVICES

This Contract for Services (“Services Contract”) is made and entered into as of the 1st day of August, 2006, by and between West Central Cooperative, a cooperative association organized and existing under the laws of the state of Iowa, with offices at Ralston, Iowa (“West Central”), and Renewable Energy Group, Inc., a corporation organized and existing under the laws of the state of Delaware, with offices at Ralston, Iowa (“REG”).

RECITALS:  West Central, REG, LLC (f/k/a Renewable Energy Group, LLC) (“REG LLC”), and InterWest, L.C. (“InterWest”) have contributed assets from their respective biodiesel operations to REG, forming REG to combine and expand upon their collective strengths in the biodiesel business (the “Business”). A number of West Central personnel are moving to employment by REG. Certain assets will remain owned by West Central, but which West Central has agreed to make available for use by REG pursuant to the Asset Use Agreement executed by the parties hereto concurrently herewith. West Central may lease certain of its employees to REG on a part or full time basis.

West Central also has been requested to provide certain corporate services to REG to facilitate the operation of its Business. The parties recognize that the services to be provided will change over time, as REG’s needs change within the operation of its Business. West Central and REG have discussed the general terms and conditions under which West Central would provide such services, and the parties wish to set forth such agreement in writing in this Contract for Services.

NOW, THEREFORE, in consideration of the foregoing, and the respective covenants and agreements of the parties contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1.                                       Services. Upon the terms and conditions set forth herein, West Central agrees to provide to REG certain services (the “Services”) which are listed on Exhibit A attached hereto (as the same may be amended by the parties from time to time). West Central hereby agrees to use its reasonable efforts to provide REG with Services of the same general quality which West Central provides to itself and has provided prior to the date hereof with respect to the biodiesel business of West Central and REG LLC. The parties agree to work together in planning for the Services as they change from time to time because of the needs of REG’s Business. To the extent it is discovered that any services necessary for REG to conduct its Business in substantially the same manner such business was conducted by West Central or REG LLC prior to the date hereof are not listed on Exhibit A, the parties agree to amend Exhibit A and to recalculate the payment being made by REG to West Central hereunder, all if so requested by REG.

2.                                       Compensation. REG, in consideration for the performance of the Services by West Central, agrees to pay West Central REG’s share of costs associated with the providing of the Services, plus a 15% margin (the “Compensation”).

Exhibit B attached hereto provides the method by which West Central calculated the costs associated with the providing of Services to REG, and the method by which REG’s share of such costs was computed. Exhibit B further sets out the addition of a 15% margin, resulting in an initial monthly Compensation charge of $180,501.04. Such monthly Compensation figure shall apply beginning with commencement of the term of this Agreement (with any portion of a month prorated based upon the number of days the Services are provided) and continue to apply through the month of September, 2006. The parties agree that a new Compensation figure shall be computed beginning with the month of October, 2006, based upon the same method of calculation of costs as set out on Exhibit B (and including a 15% margin), updated as to changes in the proportionate use of the personnel being utilized to provide the Services, and actual costs associated therewith and changes in the scope of Services provided, if applicable. The new Compensation figure arrived at shall be utilized for the three (3) months comprising the fourth (4th) quarter of 2006. The parties agree to recalculate the Compensation figure on a quarterly basis thereafter utilizing the same method or such alternate methods as may be mutually agreed. The parties will work together to resolve any differences or disputes in such calculation. In the event the parties cannot agree on a new Compensation figure on a timely basis for its utilization and billing by the end of the first month for the change, REG will continue to pay the Compensation figure for the month prior to the change, West Central agreeing to perform the services required hereunder during the time that the parties work to resolve such dispute, and including arbitration of the issue as provided for herein.

The parties agree that the Compensation figure shall generally change only at the beginning of a new quarter, except as follows. In the event that REG anticipates either an increase or decrease in the Services which they reasonably anticipate would cause greater than a 3% change in the Compensation figure if recalculated to take into such change, then the parties agree to attempt to calculate in advance the projected change resulting from the increase or decrease in Services requested, to allow REG an opportunity to know in advance the impact upon the Compensation figure, in order to allow REG to determine how it would wish to be fulfilling its corporate needs, and as well provide staffing information for planning purposes for West Central. In the event REG determines to implement such increase or decrease in Services, then upon the effective date of such implementation the parties agree to modify the Compensation figure accordingly.

3.                                       Payment. West Central will invoice REG at the end of each month for the Services. REG’s payment of all undisputed amounts will be made within twenty (20) days of receipt of the bill. If a payment amount not disputed by REG in good faith is not received by West Central by such due date, then a late payment charge equal to 1.0% per month will be paid by REG on all undisputed payment amounts due but not received by West Central on or before the due date. If REG disputes in good faith any amounts invoiced by West Central hereunder, REG will promptly so notify West Central in writing of the nature of such dispute and the affected portion of the invoiced amount. The parties will work together to resolve such dispute.

4.                                       Commencement Date, Term and Termination. The obligations of West Central and REG under this Services Contract shall commence on the 1st day of August, 2006 (the “Effective Date”) and continue until one party provides written notice of termination to the other party of a proposed termination date at least six (6) months in advance of the proposed termination date (subject to early termination as set out hereafter); provided, however, that West Central agrees not to give any such notice of termination prior to the first (1st) anniversary of the Effective Date..

5.                                       Insurance. The parties shall carry the following insurance coverages. All insurance shall be written through companies authorized to do business in Iowa.

A.                                   Worker’s Compensation. Insured worker’s compensation coverage for all full and part-time employees. The party paying and reporting wages is the party responsible for worker’s compensation coverage. Worker’s compensation insurance shall comply with requirements of Iowa law.

B.                                     Comprehensive Liability Insurance. Each party shall purchase and carry adequate comprehensive general liability insurance, including auto coverage for owned, non-owned and hired vehicles, insuring such party against liability for personal or bodily injury to third parties. Such policy or policies shall name the party seeking the coverage as insured, and the other party as an additional insured.

C.                                     Proof of Coverages. Such policies shall provide for thirty (30) days prior written notice to the parties of any cancellation or material change. Upon request, the party responsible for procuring insurance shall provide the other party with copies of policies or certificates thereof, evidencing coverage being provided hereunder.

D.                                    Waiver of Subrogation. West Central and REG each hereby waive any and all rights of recovery against the other, its officers, employees and agents, occurring or arising out of the providing of Services to the extent such loss or damage is covered by proceeds received from insurance required under this Contract for Services to be carried by the other party. This waiver of subrogation provision shall be limited to (i) loss or damage to the property of West Central and REG, and (ii) the officers and employees of West Central and REG. Inasmuch as the above mutual waivers will preclude the assignment of any aforesaid claim by way of subrogation to an insurance company, West Central and REG agree immediately to give to each insurance company providing a policy as described herein, written notice of the terms of said mutual waivers, and to have said insurance policies properly endorsed, if necessary, to prevent the invalidation of said insurance coverages by reason of said waivers.

6.                                       Independent Status. Subject to the terms and conditions of this Services Contract, West Central is authorized to perform services for REG as set out in this Services Contract as an independent contractor and as an agent with such authority as is necessary to carry out the services herein provided except that after the Effective Date West Central shall not have the authority to enter into contracts on behalf of REG unless specifically authorized in writing to do so by REG. Nothing in this Services Contract or in the course of dealing by the parties thereunder shall be construed to constitute REG and West Central as partners, joint venturors, or as guarantors for one another or as authorizing either party to obligate the other in any manner except as is necessary for West Central to fulfill the services provided for hereunder.

7.                                       Early Termination. Notwithstanding the provisions of Section 4 hereof, this Services Contract may be terminated in accordance with the following provisions:

A.                                   Upon mutual agreement of the parties.

B.                                     A party hereto may (but is not required to) terminate this Services Contract if the other party breaches any provision of this Services Contract and fails to remedy such breach within thirty (30) days after delivery of written notice from the non-breaching party describing the alleged breach and the proposed remedy (provided that, if the nature of such default is such that the same cannot be cured within such 30-day period, a party shall not be deemed to be in default if such party shall within such period commence such cure and thereafter diligently pursue the same to completion).

C.                                     Either party hereto may terminate this Services Contract effective immediately upon delivery of written notice to the other party, if the other party (I) is unable to pay its debts as they mature or admits in writing its inability to pay its debts as they mature, (ii) makes a general assignment for the benefit of its creditors, (iii) files a voluntary petition for bankruptcy, or (iv) applies for the appointment of a receiver or trustee for all or substantially all of its assets or permits the appointment of any such receiver or trustee who is not discharged within a period of one hundred eighty (180) days after such appointment.

D.                                    Notwithstanding any termination of this Services Contract, the obligations and rights of the parties which have accrued as of the time of such termination shall survive.

8.                                       Remedies in the Event of Default. Where a party commits a material breach of this Services Contract (“Breaching Party”), and:

A.                                   If except as set out herein such material breach continues beyond the allowable cure period after the receipt of written demand for cure of such breach by the party not in breach (“Non-Breaching Party”) as set out in Section 7(B) hereof; or

B.                                     If such material breach cannot be cured within such period and the Breaching Party does not within such cure period start to cure the breach and thereafter proceed diligently with the cure thereof, then the Non-Breaching Party may terminate this Services Contract and may recover its money damages allowable hereunder and caused by such material breach (including arbitration fees, court costs, litigation expenses, and reasonable attorney fees) on written notice and demand to the Breaching Party for payment. Such payment shall be without prejudice to any other right or remedy that the Non-Breaching Party may have against the Breaching Party under this Services Contract, at law or in equity, including injunctive relief and rights of specific performance.

9.                                       Arbitration. Should any controversy, claim, dispute or difference arise between the parties hereunder, out of or relating to this Services Contract, including, without limitation, its formation, validity, binding effect, interpretation, performance, breach or termination, then each and every such controversy, claim, dispute or difference shall be submitted and settled by arbitration in accordance with the Commercial Arbitration Rules then in effect of the American Arbitration Association, and shall be conducted in Des Moines, Iowa. Judgment upon the award rendered by the arbitrator or arbitrators may be entered in any court of competent jurisdiction.

10.                                 Limited Warranty; Limitation of Liability. West Central represents that it will use reasonable efforts to provide or cause to be provided the Services to be provided in a workman like manner. EXCEPT AS SET FORTH IN THE IMMEDIATELY PRECEDING SENTENCE AND IN SECTION 1 HEREOF, WEST CENTRAL MAKES NO (AND HEREBY DISCLAIMS AND NEGATES ANY AND ALL) REPRESENTATIONS AND WARRANTIES, EXPRESS OR IMPLIED, INCLUDING THE WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE WITH RESPECT TO THE SERVICES RENDERED TO REG. West Central and its shareholders, directors, officers, employees and agents shall not be liable to REG or to any other person for any act or omission in the course of performance of their duties hereunder except for their gross negligence, willful misfeasance, or reckless disregard of duty or their not having acted in good faith in the reasonable belief that their action was in the best interests of REG.

11.                                 Indemnification. West Central shall indemnify, defend and hold harmless REG, its shareholders, directors, officers, employees and agents, from and against any and all claims, demands, costs and expenses (including reasonable attorneys’ fees) arising directly or indirectly, in whole or in part, out of any acts or omissions of West Central, its shareholders, directors, officers, employees or agents, in connection with West Central’s obligations under this Services Contract, which constitute gross negligence, willful misfeasance, reckless disregard of duty or bad faith in the conduct of their duties under or by reason of this Services Contract.

REG shall indemnify, defend and hold harmless West Central, its shareholders, directors, officers, employees and agents, from and against any and all claims, demands, costs and expenses (including reasonable attorneys’ fees) arising directly or indirectly, in whole or in part, out of this Services Contract; provided, however, there shall be no such indemnification for claims, demands, costs and expenses incurred by any such person or entity by reason of their gross negligence, willful misfeasance, reckless disregard of duty or bad faith in the conduct of their duties under or by reason of this Services Contract.

12.                                 Non-Solicitation of Employees. Each party agrees that during the term of this Services Contract neither party (nor any affiliate, successor or permitted assign thereof) shall solicit for employment or consulting an employee of the other while such employment by the other continues, except as consented to by the other party.

13.                                 Access to Books and Records. This Services Contract provides for payment by REG based upon expenses being incurred by West Central with respect to the furnishing of Services hereunder. For that reason, West Central agrees to make available those portions of its books and records for inspection and copying which are reasonably necessary for purposes of verifying appropriate cost items, and West Central’s compliance with its obligations hereunder.

14.                                 Force Majeure. Any failure or delay by either party in performing its obligations under this Services Contract shall be excused if such failure or delay is due to causes beyond its reasonable control, including, without limitation, acts of God, governmental acts or omissions, war, riot, vandalism, sabotage, fires, floods, strikes, labor disputes, mechanical breakdowns, shortages or delays in obtaining suitable parts or equipment, or interruption of utility services.

15.                                 Assignment and Subcontracts. Neither REG nor West Central may assign this Services Contract, or any portion hereof or any monies due or to become due hereunder, or delegate any of its duties or obligations arising hereunder, either voluntarily or involuntarily, or by operation of law, without the prior written consent of the other party, which shall not be unreasonably withheld.

16.                                 Miscellaneous.

A.                                   Notices. All notices, requests, demands, claims and other communications that are required or may be given pursuant to this Services Contract must be in writing and delivered personally against written receipt, by reputable overnight courier, by telecopy or facsimile or by registered or certified mail, return receipt requested, postage prepaid, to the parties at the following addresses:

If to REG, to:	Renewable Energy Group, Inc.
406 1st Street, PO Box 128
Ralston, IA 51459
Attn: CFO

If to West Central, to:	West Central Cooperative
406 1st Street, PO Box 68
Ralston, IA 51459
Attn: Executive Vice President - Administration

Any such notice or other communication will be deemed to have been given; (a) if personally delivered, when so delivered, against written receipt; (b) if sent by reputable national overnight courier, three (3) business days after being so sent with confirmation of receipt; or (c) if mailed by registered or certified mail, return receipt requested, postage prepaid and addressed to the intended recipient as set forth above, upon confirmation of receipt. Any notice, request, demand, claim or other communication given hereunder using any other means (including ordinary mail or electronic mail) shall not be deemed to have been duly given unless and until such notice, request, demand, claim or other communication actually is received by the individual for whom it is intended.

B.                                     Governing Law. This Services Contract shall be governed, construed and enforced in accordance with the laws of the State of Iowa, notwithstanding any conflicts-of-law doctrines or laws of any jurisdiction to the contrary.

C.                                     Survival. The provisions of Section 10 of this Service Contract shall indefinitely survive the expiration and termination of this Services Contract.

D.                                    Successors and Assigns. This Services Contract shall be binding upon, and shall inure to the benefit of, the parties and their permitted successors and assigns.

E.                                      Counterparts. This Services Contract may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

F.                                      No Strict Construction. This Services Contract shall not be interpreted in favor of or against either party on account of such party having drafted this Services Contract.

G.                                     No Waiver. Neither the failure nor any delay on the part of either party to exercise any right, remedy, power or privilege under this Services Contract shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, or privilege preclude any other or further exercise of the same or of any other right, remedy, power or privilege with respect to any occurrence be construed as a waiver of such right, remedy, power or privilege with respect to any other occurrence.

H.                                    Covenant of Further Cooperation. Each of the parties agrees to execute and deliver such further documents and to cooperate in such manner as may be necessary to implement and give effect to the provisions contained herein. Notwithstanding the future termination of the Services Contract, both parties agree to cooperate with each other in assembling, providing or explaining information related to the performance of the Services provided under the Services Contract.

I.                                         Entire Agreement. This Services Contract and the attached exhibits and schedules contains the entire understanding among the parties hereto with respect to the subject matter hereof, and supersedes all prior and contemporaneous agreements and understandings, inducements or conditions, express or implied, oral or written, except as herein contained. The express terms hereof control and supersede any course of performance and/or usage of the trade inconsistent with any of the terms hereof. This Services Contract may not be modified or amended other than by an agreement in writing.

J.                                        Headings. The headings of the sections herein are inserted for convenience of reference only and shall be ignored in the construction and interpretation hereof.

                                                IN WITNESS WHEREOF, the parties hereto have executed this Contract for Services by affixing their authorized signatures, effective the date and year first above written.

WEST CENTRAL COOPERATIVE		RENEWABLE ENERGY GROUP, INC.

By	/s/ JEFFREY STROBURG	By	/s/ NILE RAMSBOTTOM
	Jeffrey Stroburg, CEO		Nile Ramsbottom, President